Exhibit 5.2

May 13, 2014

Grupo Televisa, S.A.B.

Avenida Vasco de Quiroga #2000

Colonia Santa Fe

México, D.F. México

Ladies and Gentlemen:

We are acting as Mexican counsel to Grupo Televisa, S.A.B. (the “Company”), a limited liability stock corporation (sociedad anónima bursátil) organized under the laws of the United Mexican States (“Mexico”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (File No. 333-188176) (the “Registration Statement”) of U.S.$1,000,000,000 aggregate principal amount of its 5.000% Senior Notes due 2045 (the “Notes”) issued under an indenture dated as of August 8, 2000 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the Seventeenth Supplemental Indenture dated as of May 13, 2014 (the “Seventeenth Supplemental Indenture” and, the Base Indenture as so amended and supplemented, the “Indenture”), among the Company, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, in each case as we have deemed necessary or appropriate for the purposes of rendering this opinion. We have examined, among other documents, the following:

(i)	the by-laws (estatutos sociales) of the Company;

(ii)	the Registration Statement and the documents incorporated by reference therein;

(iii)	the Indenture; and

(iv)	the global note representing the Notes.

We have assumed, for the purposes of the opinions expressed herein, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to various questions of fact material to the opinions expressed herein, we have, when relevant facts were not independently established by us, relied upon, and assume the accuracy of, the representations and warranties of the Company, and certificates and oral or written statements and other information of or from public officials, representatives of the Company and others (whom we believe to be responsible).

In addition, we have assumed that the Company and the Trustee have satisfied those legal requirements that are applicable to each of them under laws other than federal law of Mexico to the extent necessary to make the Indenture and the Notes enforceable against each of them.

Upon the basis of such examination and subject to the assumptions and qualifications set forth herein, we advise you that, in our opinion:

1.	The Company is duly incorporated and validly existing under the laws of Mexico.

2.	The Company has the corporate power to, and all necessary corporate action has been taken to, execute and deliver the Notes.

3.	The Notes are valid and binding obligations of the Company, entitled to the benefits of the Indenture.

This opinion is subject to the following qualifications:

a)	Our opinions are subject to (i) applicable tax, labor, bankruptcy, fraudulent conveyance, concurso mercantil, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in proceedings at law or in equity) and standards of materiality, good faith, fair dealing and reasonableness which may be applied by a court to the exercise of certain rights and remedies.

b)	In case of concurso mercantil (insolvency or bankruptcy procedure) of the Company, unsecured obligations in foreign currency must be converted into Mexican currency at the rate of exchange in force on the date of the respective court’s judgment and then converted into Unidades de Inversión (inflation indexed units) on the same date.

c)	We note that the payment of interest on interest may not be enforceable under Mexican law.

d)	We note that Article 1093 of the Mexican Commerce Code (Código de Comercio), provides that for a choice of jurisdiction to be valid under Mexican Law, such jurisdiction must relate to the domicile of one of the parties to the relevant agreement, to the place where the obligations under such agreement are to be fulfilled, or to the location of the relevant item.

We express no opinion as to the laws of any jurisdiction other than Mexico and we have assumed that there is nothing in any other law that affects our opinion, which is delivered, based upon Mexican law applicable on the date hereof. In particular, we have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws. To the extent that the federal laws of the United States of America and the State of New York are relevant to our opinion set forth above, we have, without making any independent investigation with respect thereto, assumed the accuracy of the opinion, dated today, of Fried, Frank, Harris, Shriver & Jacobson LLP, special United States counsel to the Company.

In rendering the foregoing opinion, we have relied (i) as to factual matters on certificates of directors and executive officers of the Company and (ii) as to matters of United States federal and New York law on the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, United States counsel for the Company.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K incorporated by reference in the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the headings “Validity of Notes” and “Enforceability of Civil Liabilities” and in any prospectus supplements related thereto as counsel for the Company who have passed on the validity of the Notes. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder. Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon this opinion in rendering their opinion to you.

This opinion is being rendered based on the legal provisions applicable in Mexico as of the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

Sincerely,

/s/    Mijares Angoitia Cortes y Fuentes, S.C.

Mijares Angoitia Cortes y Fuentes, S.C.